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                   RATIO OF EARNINGS TO FIXED CHARGES AND
      RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The calculation of the Company's consolidated ratios of earnings to fixed charges and consolidated ratios of earnings to combined fixed charges and preferred stock dividend requirements were as follows:

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

                                                Three Months Ended
                                                       March 31,                           Year Ended December 31,
                                              -----------------------  ----------------------------------------------------------
                                                1997          1996        1996        1995       1994         1993        1992
                                              -----------------------  ----------------------------------------------------------
Earnings before income taxes, extraordinary
 items, cumulative effect of change in tax
 accounting method, and minority interest      $184,184     $142,029     $223,455    $425,488    $363,323     $387,011    $322,620

Interest expense
   Deposits                                    $257,712     $274,050   $1,060,823  $1,134,818    $852,666     $868,178    $987,639
   Borrowings                                   252,068      203,570      897,406     788,618     482,692      343,718     314,850
                                              -----------------------  ----------------------------------------------------------
                                               $509,780     $477,620   $1,958,229  $1,923,436  $1,335,358   $1,211,896  $1,302,489

Preferred stock dividend requirements
   Paid dividends                                $2,504       $4,605      $18,419     $18,584     $18,584      $13,588      $4,875
   Pre-tax earnings necessary to pay dividends    4,039        7,085       32,193      25,867      26,555       18,991       6,954

Ratio of earnings (as defined above) to fixed
 charges
  Excluding interest on deposits
   Earnings before fixed charges               $436,252     $345,599   $1,120,861  $1,214,106    $846,015     $730,729    $637,470
   Fixed charges                                252,068      203,570      897,406     788,618     482,692      343,718     314,850
   Ratio                                           1.73x        1.70x        1.25x       1.54x       1.75x        2.13x       2.02x
  Including interest on deposits
   Earnings before fixed charges               $693,964     $619,649   $2,181,684  $2,348,924   $1,698,681   $1,598,907 $1,625,109
   Fixed charges                                509,780      477,620    1,958,229   1,923,436    1,335,358    1,211,896  1,302,489
   Ratio                                           1.36x        1.30x        1.11x       1.22x        1.27x        1.32x      1.25x

Ratio of earnings (as defined above) to fixed
 charges and preferred stock dividend
 requirements
  Excluding interest on deposits
   Earnings before fixed charges               $436,252     $345,599   $1,120,861  $1,214,106     $846,015     $730,729   $637,470
   Fixed charges                                256,107      210,655      929,599     814,485      509,247      362,709    321,804
   Ratio                                           1.70x        1.64x        1.21x       1.49x        1.66x        2.01x      1.98x
  Including interest on deposits
   Earnings before fixed charges               $693,964     $619,649   $2,181,684  $2,348,924   $1,698,681   $1,598,907 $1,625,109
   Fixed charges                                513,819      484,705    1,990,422   1,949,303    1,361,913    1,230,887  1,309,443
   Ratio                                           1.35x        1.28x        1.10x       1.21x        1.25x        1.30x      1.24x

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